Exhibit 10.1

Description of Directors’ Compensation
The following tables show, effective as of December 31, 2015, the annual retainer amounts and committee meeting fees payable, in quarterly installments, to the members of the Board of Directors of Consolidated Edison, Inc. (the “Company”) who were not employees of the Company or its subsidiaries:

Amount
Annual Retainer(1)	$90,000
Lead Director Retainer	$35,000
Chair of Audit Committee Retainer	$25,000
Member of Audit Committee Retainer (excluding the Audit Committee Chair)	$10,000
Chair of Corporate Governance and Nominating Committee Retainer	$10,000
Chair of Management Development and Compensation Committee Retainer	$15,000
Retainer for Chairs of: Environment, Health and Safety Committee; Finance Committee; Operations Oversight Committee; and Planning Committee(2)	$5,000
Acting Committee Chair Fee (where the regular Chair is absent)	$200
Audit Committee member fee (for each meeting of the Audit Committee attended)	$2,000
Committee member fee (for each Committee meeting attended)	$1,500
Annual equity award (deferred stock units)(3)	$120,000
Footnote:

(1)	Effective April 1, 2016, the annual retainer was increased to $100,000.

(2)	The Planning Committee was dissolved in May 2015.

(3)	Effective April 1, 2016, the annual equity award was increased to $135,000.

Non-employee Directors participate in the Company’s Long Term Incentive Plan (the “LTIP”). Pursuant to the LTIP, each non-employee Director is allocated an annual equity award of $120,000 of deferred stock units on the first business day following the Annual Meeting. If a non-employee Director is first appointed to the Board after an annual meeting, his or her first annual equity award is pro rated. Settlement of the annual equity awards of stock units are automatically deferred until the Director’s termination of service from the Board of Directors. Each non-employee Director may elect to receive some or all of his or her annual equity awards of stock units on another date or to further defer any other prior annual equity award of stock units, including any related dividend equivalents earned on prior annual equity award of stock units, in accordance with the terms of the LTIP and Section 409A of the Internal Revenue Code. Each non-employee Director may also elect to defer all or a portion of his or her retainers and meeting fees into additional deferred stock units, which are deferred until the Director’s termination of service. Dividend equivalents are payable on deferred stock units in the amount and at the time that dividends are paid on Company Common Stock and are credited in the form of additional deferred stock units which are fully vested as of the date the dividends would have been paid to the Director or, at the Director’s option, are paid in cash. All payments on account of deferred stock units are made in shares of Company Common Stock. The LTIP provides that cash compensation deferred into stock units, the annual stock unit awards, and the dividend equivalents granted to non-employee Directors that are credited in the form of additional deferred stock units, are fully vested, and payable in a single one-time payment of whole shares (rounded to the nearest whole share) within sixty days following separation from Board service unless the director elected to defer distribution to another date.

The Company reimburses non-employee Directors for reasonable expenses incurred in attending Board and Committee meetings. No person who serves on both the Company’s Board and on the Board of its subsidiary, Consolidated Edison Company of New York, Inc., and corresponding Committees, is paid additional compensation for concurrent service. Directors who are employees of the Company or its subsidiaries do not receive retainers, meeting fees, or annual equity award of deferred stock units for their service on the Board.

Members of the Board are also eligible to participate in the Company’s Stock Purchase Plan (“Stock Purchase Plan”).

Copies of the LTIP and the Company’s Stock Purchase Plan, and amendments thereto, have been (or, as to amendments that may be adopted after the date of this description, will be) included as exhibits to the Company’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q.